Exhibit 10.16
LEASE
     THIS LEASE (this “Lease”) dated the 22nd day of March 2005, by and between CROWN MILFORD LLC, a Delaware limited liability company having an address at c/o Crown Properties, Inc., 400 Garden City Plaza, Garden City, NY 11530 (“Landlord”) and REPLIDYNE, INC., a Delaware corporation having an office at 1450 Infinite Drive, Louisville, Colorado 80027 (“Tenant”).
     1. DEFINTIONS. For the purposes of this Lease, the following terms shall be defined and have the meaning herein below set forth:
(a)	“Additional Rent” shall mean Tenant’s Proportionate Share of increases in Operating Expenses, as provided in Article 7, below, Real Estate Taxes, as provided in Article 8 below and the Electrical Inclusion Amount as provided in Article 25, below.

(b)	“Base Rent” shall mean the Base Rent payable by Tenant to Landlord on the rent schedule as set forth on Exhibit “D” annexed hereto and made a part hereof.

(c)	“Broker” shall collectively mean Cushman & Wakefield, Inc. and Remax Right Choice

(d)	“Building” shall mean the building known as 472 Wheelers Farm Road, Milford, Connecticut known as Building B, Corporate Campus 1.

(e)	“Commencement Date” shall mean the earlier of either June 15, 2005 or Substantial Completion of Tenant’s Alterations in the Premises.

(f)	“Corporate Campus 1” shall collectively mean the buildings known as 470 Wheelers Farm Road, 472 Wheelers Farm Road, 476 Wheelers Farm Road, 478 Wheelers Farm Road, and 488 Wheelers Farm Road.

(g)	“Expiration Date” shall mean April 30, 2010, unless sooner terminated as set forth herein.

(h)	“Landlord’s Work” shall mean none.

(i)	“Premises” shall mean that certain portion of rentable space located on the third (3rd) floor of the Building containing approximately 8,312 rentable square feet as more particularly shown cross-hatched on Exhibit “A” annexed hereto and made a part hereof.

(j)	“Property” shall mean the Building together with the plot of land upon which such Building stands, as shown on the site plan (the “Site Plan”) on Exhibit “B” annexed hereto and made a part hereof.

(k)	“Rent Commencement Date” shall mean the Commencement Date.

(l)	“Security Deposit” shall mean the sum of $81,042.00.

(m)	“Substantial Completion” shall mean Tenant’s Alterations are fully and finally completed with respect to the Premises and in accordance with Article 9 herein, subject only to a reasonable punch-list of items which can reasonably be expected to be completed within 30 days and which will not materially interfere with Tenant’s use or occupancy of the Premises.

(n)	“Term” shall mean five (5) years.
     2. PREMISES. Landlord hereby leases to Tenant, upon the terms and conditions hereinafter specified, the Premises. The Premises does not include any space located outside of the Premises and Tenant shall not use the exterior of the Building or the roof for any purpose without Landlord’s express written consent which may be withheld in Landlord’s sole discretion.
     3. TERM.
          (a) The Term of this Lease shall commence on the Commencement Date, and end on the Expiration Date, unless the Term shall sooner terminate pursuant to the terms hereof. Tenant shall, at Landlord’s option, within five (5) days of written request made by Landlord to Tenant, execute the certificate (the “Landlord’s Certificate”) annexed hereto as Exhibit “C” certifying the Commencement Date, the Rent Commencement Date and the Expiration Date of this Lease and such dates shall be deemed conclusive for purposes of this Article and this Lease.
          (b) Notwithstanding the foregoing, Tenant shall be permitted access to the Premises no more than three (3) weeks prior to the Commencement Date, without charge, for the purposes of installing wiring for telephone/data communication systems and for installation of any and all furniture and personal property in the Premises. Tenant is fully responsible at its sole cost and expense and exclusive of the Allowance (as hereinafter defined), for the installation and maintenance of the foregoing.
     4. USE OF PREMISES.
          (a) Tenant shall use the Premises only for general office purposes and other related uses only. No signs of any kind shall be installed or maintained in the Premises, which shall be visible from outside the Premises.
          (b) Tenant, at its expense, shall comply with all laws, orders and regulations of Federal, State and municipal authorities and with any direction of any public officer which shall impose any violation, order or duty upon Landlord or Tenant with respect to the use of the Premises to the extent that any such law, order, regulation or direction is enacted, or first becomes effective, after the Commencement Date. Tenant shall have the right to contest any such law, order, regulation or direction, in good faith, provided that no such contest exposes

Landlord to any liability, fine, penalty or expense as a result thereof and Tenant shall defend, indemnify and hold Landlord harmless from and against any such liability, fine, penalty or expense including reasonable attorneys fees. Landlord shall, at its cost, comply with all laws, orders, regulations or directions with respect to the Premises except those relating to Tenant’s use of the Demises Premises. Tenant shall not do or permit to be done any act or thing upon the Premises, which will invalidate or be in conflict with fire, public liability or other insurance policies covering the Premises.
          (c) Tenant, at its expense, shall comply with all rules, orders, regulations and requirements of the Board of Fire Underwriters or other similar body or authority having jurisdiction and shall not do or permit anything to be done in or upon the Premises, or bring or keep anything therein, which is prohibited by the applicable fire department, fire marshal or any such Board of Fire Underwriters or other body or authority, or which would increase the rate of fire insurance applicable to the Premises over that in effect on the Commencement Date.
     5. RENT.
          (a) Each Lease Year (as hereinafter defined), Tenant shall pay to Landlord Base Rent, without setoff or deductions of any kind, in equal monthly installments, in advance, on the first day of each calendar month of the Term at the address of Landlord stated above or such other place as Landlord may designate in writing from time to time, with payment in advance of appropriate fractions of a monthly payment for any portion of a month at the commencement and termination of the Term. The first monthly installment of Base Rent shall, however, be payable on the execution hereof. Every amount payable by Tenant hereunder in addition to Base Rent shall be deemed Additional Rent, which shall be paid without setoff or deductions of any kind on demand. Base Rent and Additional Rent are herein collectively called “Rent”. Any Rent not paid by Tenant within ten (10) days after its due date shall thereafter be payable with a late charge equal to five (5%) percent of the unpaid rent installment, as Additional Rent.
          (b) Tenant’s obligation to pay Base Rent under this Lease shall commence on the Rent Commencement Date.
          (c) The obligation of Tenant to pay all sums of Additional Rent and the Electrical Inclusion Amount shall commence on the Commencement Date of the Lease and there shall be no abatement whatsoever of the obligation of Tenant to pay such sums during any period or part of any lease year during the term of the Lease.
          (d) The term “Lease Year” shall mean a period of twelve (12) consecutive calendar months. The first “Lease Year” shall commence on the Rent Commencement Date, and shall end with the expiration of the next succeeding twelve (12) months, plus the number of days, if any, required to have the period end at the expiration of the calendar month, and each Lease Year shall run consecutively thereafter.
     6. CONDITION OF PREMISES. Landlord shall deliver the Premises to Tenant in the condition which the Premises exist as of the date hereof and Tenant shall accept the Premises in a strictly “as is” condition. Tenant acknowledges that Tenant has inspected, or been given the opportunity to inspect the Premises prior to entering into this Lease and Tenant acknowledges that Landlord has made absolutely no warranties or representations concerning the Premises, or their condition, except that Landlord represents that all Building systems servicing the Premises shall be in good working order and condition as of the Commencement Date.
     7. INCREASE IN OPERATING EXPENSES.
          (a) The base year (the “Base Year”) for purposes of this Lease shall be the calendar year 2005. “Operating Expenses” shall mean the expenses incurred by Landlord in the operation, administration and maintenance of the Premises and of the “Common Areas” of Corporate Campus 1, other than the Premises and all other demised premises in Corporate Campus 1 designated for occupancy by tenants, in a first class manner and in accordance with sound and reasonable practices for facilities of a like kind and character in accordance with (and subject to) Exhibit “E” hereto. Operating Expenses for the Common Areas shall include, without limitation, all expenses incurred by Landlord in connection with the Campus Road and sewage pump station and related equipment serving Corporate Campus I which, in accordance with generally accepted accounting principles consistently applied, as applied to the operation and maintenance of first-class office parks, are properly chargeable to the operation and maintenance of Corporate Campus 1. Tenant’s proportionate share of Operating Expenses for Corporate Campus I is 1.804% (“Tenant’s Proportionate Share Park”); Tenant’s proportionate share of Operating Expenses of the Building is 8.588% (“Tenant’s Proportionate Share Building”). (“Tenant’s Proportionate Share Park” and “Tenant’s Proportionate Share Building” are hereinafter referred to, collectively, as “Tenant’s Proportionate Shares”). Tenant’s Proportionate Shares shall also apply to Increases in Real Estate Taxes as provided in Article 8 hereof. Tenant’s Proportionate Shares shall be adjusted, as necessary, to reflect increases or decreases in the total rentable square feet contained in Corporate Campus 1, resulting from construction or demolition of space therein, or any other cause, other than temporary vacancy in Corporate Campus I for which Landlord is willing to accept tenancies.
          (b) After the expiration of the Base Year and of each Operational Year (as hereinafter defined), Landlord shall furnish Tenant a written statement prepared by Landlord of the Operating Expenses incurred for such year (“Landlord’s Statement”). Tenants Proportionate Shares of any increase of Operating Expenses during any Operational Year over the Operating Expenses in the Base Year shall be referred to herein as the “Cost Increases”. Landlord shall retain and make available for inspection by Tenant all the records reflected in Landlord’s statement as to each Operational Year for a period of 180 days after rendering a statement to Tenant (the “Inspection Period”), and Tenant shall be entitled, on reasonable notice, to inspect same at any time during the Inspection Period, at Landlord’s office, provided that Landlord shall have the right to change such address on notice to Tenant. In the event Tenant shall dispute Landlord’s Statement, Tenant shall, within the Inspection Period, deliver to Landlord a statement (“Tenant’s Statement”) specifying the inaccuracies in Landlord’s Statement, with reasonable detail. If Landlord and Tenant cannot, within thirty (30) days of Landlord’s receipt of Tenant’s Statement, resolve their differences, Landlord and Tenant shall, within fifteen (15) days thereafter, agree on a national certified public accounting firm to undertake a review thereof and to fix, in writing, the Operating Expenses and the Cost Increases in accordance with the terms of this Lease (the “Review”) which shall be final and binding on Landlord and Tenant. The certified public accounting firm shall be charged with completion of the Review within a thirty (30) day period. Where Landlord and Tenant cannot timely agree on a national certified public accounting firm for the foregoing, Landlord and Tenant shall each select a member of a national certified public accounting firm who shall be directed to select a national certified public accounting firm to undertake the Review. Where the result of the Review discloses a variation in Operating Expenses from that asserted by Landlord of more than seven and one-half percent (7.5%), the charges of the national certified public accounting firm shall be paid by Landlord; where the variation is more than five (5%) percent but not in excess of seven and one-half (7.5%) percent, same shall be shared equally by Landlord and Tenant, and where five (5%) percent or less, by Tenant. Tenant shall pay to Landlord any amounts in dispute pending resolution in accordance with the above procedure.
          In the event Tenant shall not deliver to Landlord Tenant’s Statement as to any Operational Year prior to expiration of the applicable Inspection Period, Landlord’s Statement for such Operational Year shall be deemed accurate in all regards.
          (c) Each calendar year after the Base Year shall be referred to herein as an “Operational Year”. Commencing with the first Operational Year, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Projected Shares. Such “Projected Shares” shall be equal to Landlord’s written estimate of Tenant’s Proportionate Shares of the Cost Increases for the Operational Year. On the first day of each month of each Operational Year during the Term, and within thirty (30) days after Tenants receipt of Landlord’s written estimate, Tenant shall pay to Landlord one-twelfth (1/12) of its Projected Shares of the estimated Cost Increases for such Operational Year. If Landlord’s statement after the end of an Operational Year shall indicate that Tenant’s Projected Shares exceed Tenant’s Proportionate Shares of Cost Increases, Landlord shall forthwith credit the amount of such excess against the subsequent payments of Additional Rent due hereunder. If Landlord’s statement shall indicate that Tenant’s Proportionate Shares of Cost Increases exceeded Tenant’s Projected Shares for the completed Operational Year, Tenant shall forthwith pay the amount of such excess to Landlord.
          (d) Landlord’s failure to render Landlord’s Statement with respect to any Operational Year or Tax Year (as defined in Article 8 below), or Landlord’s delay in rendering said statement shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to that or any subsequent Operational Year or Tax Year. The obligations of Landlord and Tenant under this Article 7 with respect to any Additional Rent, which obligations have accrued prior to the termination of the Term, shall survive the termination of the Term.
     8. INCREASE IN REAL ESTATE TAXES. If Real Estate Taxes (as hereinafter defined) with respect to the Common Areas or the Premises are increased, at any time or from time to time during the Term hereof over Real Estate Taxes paid by Landlord during the “Tax Base Year” as defined hereinbelow, then Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Proportionate Shares of such increase (the “Tax Increases”). The Tax Base Year shall be July 1, 2004 through and including June 30, 2005. Payment of such increases shall be made in the installments provided by the taxing authority, within fifteen (15) days after Tenant receives from Landlord notice of such tax increase and a bill for Tenant’s Proportionate

Shares thereof. Notwithstanding the foregoing, at Landlord’s option, Tenant shall pay to Landlord, commencing with the first Tax Year after the Base Tax Year, as Additional Rent, Tenant’s Projected Tax Shares. Such Projected Tax Shares shall be equal to Landlord’s written estimate of Tenant’s Proportionate Shares of the Tax Increase for each Operational Year. On the first day of each month of each Operational Year during the Term, and within thirty (30) days after Tenant’s receipt of Landlord’s written estimate, Tenant shall pay to Landlord one-twelfth (1/12) of its Projected Shares of the estimated Tax Increases for such Operational Year. If Landlord’s statement after the end of an Operational Year shall indicate that Tenant’s projected Shares exceeded Tenant’s Proportionate Shares of the Tax Increases, Landlord shall forthwith credit the amount of such excess against the subsequent payments of Additional Rent due hereunder. If Landlord’s statement shall indicate that Tenant’s Proportionate Shares of the Tax Increases exceeded Tenant’s Projected Tax Shares for the completed Operational Year, Tenant shall forthwith pay the amount of such excess to Landlord. “Real Estate Taxes” shall mean all taxes or assessments and governmental charges, whether Federal, State or municipal, which are levied or charged against real estate, personal property or rents, or on the right or privilege of leasing real estate or collecting rents thereon and any other taxes and assessments attributable to Corporate Campus 1, the Building or the Premises or their operation, excluding, however, Federal, State or other general income taxes not limited to real property. Real Estate Taxes allocable to the Common Areas shall consist of (a) 100% of the Real Estate Taxes on Corporate Campus I excluding Real Estate Taxes on any portion of the Building designated for occupancy by tenants; and (b) 100% of the taxes on the main road (Campus Road) and the sewage treatment plant servicing the Park. “Tax Year” shall mean each fiscal year of July 1 through June 30 following the Tax Base Year.
     9. ALTERATIONS, IMPROVEMENTS, ALLOWANCE, ETC.
          (a) All alterations, improvements or additions made by Landlord or Tenant upon the Premises, except furniture, light fixtures, office equipment, or movable partitions or trade fixtures installed at the expense of Tenant, shall be the property of Landlord and shall remain and be surrendered with the Premises as a part thereof at the termination of this Lease, without compensation to Tenant, unless Landlord, at the time that it consents to Tenant’s changes or alterations, elects to have them removed by Tenant, in which event the same shall be removed from the Premises by Tenant at Lease expiration, at Tenant’s expense.
          (b) Tenant shall not make any alterations, installations, improvements, additions or other physical changes in or about the Premises (“Alterations”) without Landlord’s prior consent. Landlord’s consent shall not be required with regard to any nonstructural Alteration that costs less than $25,000.00 (provided that Tenant shall notify Landlord of the same and otherwise comply with the provisions of this Article 9 with respect thereto), and Landlord shall not unreasonably withhold its consent to any other proposed nonstructural Alteration. Landlord shall not be responsible for any effect on the Premises systems caused by any such alterations for which Tenant does not obtain Landlord’s consent. An Alteration shall be deemed nonstructural if the Alteration (i) is not visible from the outside of the Premises, (ii) does not adversely affect any service required to be furnished by Landlord to Tenant, (iii) does not adversely affect the proper functioning of any Premises system, (iv) does not adversely reduce the value or utility of the Premises, (v) does not affect the certificate of occupancy for the

Premises, and (vi) does not affect any ceiling slab, floor slab, load-bearing column, load-bearing wall, exterior wall or exterior window, of the Premises.
          (c) Prior to making any Alterations, Tenant shall: (i) submit to Landlord detailed plans and specifications (including layout, architectural, mechanical and structural drawings) for each proposed Alteration, and shall not commence any such Alteration without first obtaining Landlord’s approval of such plans and specifications, which, in the case of nonstructural Alterations, shall not be unreasonably withheld; (ii) at Tenant’s expense, obtain all permits, approvals and certificates required by any governmental authorities; and (iii) furnish to Landlord certificates evidencing worker’s compensation policies (covering all persons to be employed by Tenant, and by Tenant’s contractors and subcontractors, in connection with such Alteration) and comprehensive commercial) public liability (including property damage coverage) insurance in such form, with such companies, for such periods and in such amounts as Landlord may reasonably approve, naming Landlord and its agents, any ground lessor and any mortgagee, as additional insureds. Upon completion of all Alteration, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Alteration required by any governmental authority and shall furnish Landlord copies thereof, together with the “as-built” plans and specifications (“as-built drawings”) for such Alteration, it being agreed that all filings with governmental authorities to obtain such permits, approvals and certificates shall be made at Tenants’ expense. Provided that such drawings shall be certified as correct by Tenant’s architect and satisfy the requirement of any governmental authorities to which Landlord or Tenant shall be required to submit as-built drawings, Tenant’s obligation to furnish as-built drawings to Landlord may be satisfied by the furnishing of appropriate marked “MEP” drawings, architectural drawings and/or Tenant’s contractors “shop” drawings. All Alterations shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord, all applicable laws and any construction rules and regulations promulgated by Landlord from time to time. All materials and equipment to be incorporated in the Premises as a result of any Alterations or a part thereof shall be of a quality at least equal to the quality of the Premises, and no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement.
          (d) If Landlord shall fail to respond to a request by Tenant to approve Tenant’s plans and specifications for any nonstructural Alteration within seven (7) business days, or within five (5) business days with respect to any resubmission of previously disapproved plans, after Landlord’s receipt thereof (provided in each instance the same shall be of a scope and scale reasonably susceptible of review in such periods), Landlord shall be deemed to have approved such plans and specifications. Any disapproval given by Landlord shall be accompanied by a statement of the reasons for such disapproval. Landlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon (the “Pending Items”) pending Landlord’s review and approval of other plans and specifications for other items which may impact the Pending Items, and to condition Landlord’s approval upon Tenant making revisions to the plans and specifications or supplying additional information. In order for Landlord to be deemed to have given approval to any plans and specifications submitted (or resubmitted) by Tenant, the same must be accompanied by a notice which identifies the architect or engineer who prepared said plans and specifications, and which bears the following legend typed in bold, capital letters at the top: “IF LANDLORD SHALL FAIL TO APPROVE OR

DISAPPROVE THE ENCLOSED PLANS AND SPECIFICATIONS WITHIN THE TIME PERIODS SPECIFIED IN ARTICLE 9(d) OF THE LEASE, LANDLORD SHALL BE DEEMED TO HAVE APPROVED SUCH PLANS AND SPECIFICATIONS.” Any review or approval by Landlord of any plans and/or specifications or any preparation or design of any plans by Landlord’s architect or engineer (or any architect or engineer designated by Landlord) with respect to any Alteration shall be solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant or any other person with respect to the compliance thereof with any laws or to the adequacy, correctness or efficiency thereof or otherwise.
          (e) All Alterations shall be performed at Tenant’s own cost and expense, by Tenant’s contractors, subcontractors or mechanics approved by Landlord with such approval not to be unreasonably withheld or delayed. At Tenant’s request, Landlord shall furnish Tenant with a list of at least three (3) contractors who may perform Alterations to the Premises on behalf of Tenant. If Tenant engages any contractor set forth on the list, Tenant shall not be required to obtain Landlord’s consent for such contractor unless, prior to entering into a contract with such contractor, such contractor has been removed from the list, provided, however, said list shall at all times contain the names of at least three (3) contractors.
          (f) With respect to any Alteration affecting, any Premises system, the Alteration shall, at Tenant’s cost and expense, be designed by Tenant’s engineer for the relevant Premises system, subject to review and approval at Tenant’s cost and expense, by Landlord’s engineer. Within thirty (30) days after being billed therefor, Tenant shall reimburse Landlord, as additional rent, for the reasonable and actual expenses incurred by Landlord in connection therewith (the “Engineering Fee”).
          (g) Any mechanic’s lien filed against the Building or the Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, shall be discharged by Tenant, at Tenant’s expense, within thirty (30) days after Tenant shall have received notice thereof, by payment or filing the bond required by law. Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer at the Premises, whether in connection with any Alteration or otherwise, if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the maintenance or operation of the Building by Landlord, Tenant or others, or of any adjacent property owned by Landlord. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Premises immediately.
          (h) In addition to the Engineering Fee, Tenant shall pay to Landlord or to Landlord’s agent from time to time during the performance of any Alterations, within thirty (30) days after demand therefor and as additional rent, an amount equal to the out-of-pocket costs incurred by Landlord in connection with each such Alteration (the “Alteration Fee”).
          (i) Landlord shall provide Tenant with an allowance of up to $15.00 per rentable square foot allocated to the Premises ($124,680.00) (the “Allowance”) for Tenant’s initial Alterations in the Premises. The Allowance shall be paid by Landlord to Tenant upon receipt of invoices from Tenant along with a waiver of lien for the funds to be disbursed under each respective invoice from each contractor participating in the initial Alterations. Tenant agrees that the Allowance may not be used for “soft costs” (i.e. architectural fees and expenses) associated with the initial Alterations. In the event the Allowance is not fully utilized by Tenant, Landlord shall not be required to reimburse Tenant the balance of the Allowance.
     10. REPAIRS.
          (a) The Building and the Property and the chillers and related equipment that are part of the Common HVAC System (as defined in Exhibit “F” attached hereto), which are located within the Building, and all other parts of the Building systems which are not within the Premises, shall be maintained in good order and condition and repaired by Landlord at its expense, except to the extent resulting from the negligence or wrongful act of Tenant, its employees, agents or invitees, in which event Landlord shall maintain and repair same at Tenant’s expense and Tenant shall reimburse Landlord for the cost of same upon demand.
          (b) Tenant, at its expense, shall maintain in good order and condition and repair the interior of the Premises, including without limitation, all Premises systems within the Premises, except as set forth in Article 10(a) above, provided that any repairs to, or replacements of the Building systems within the Premises shall be performed by Landlord, at Tenant’s expense. Tenant shall keep the interior of the Premises clean and orderly in accordance with Landlord’s standards for the Premises and the Park.
          (c) As used in this Article 10 the term “repair” shall include replacement when required in Landlord’s reasonable opinion.
     11. PARKING. Parking for the Premises is provided by way of a surface parking area and a parking deck, which provide parking spaces for the Premises and the Building. Tenant and its agents, employees and invitees shall have the right to use said surface parking area and parking deck, on a non-reserved basis and at no additional cost to Tenant, in common with tenants of the Building and their agents, employees, and invitees. At all times during the term of this Lease, there shall be at least four (4) parking spaces for every 1,000 rentable square feet attributable to the Premises in said surface parking area and parking deck, of which four (4) spaces shall be reserved for Tenant’s executive employees at locations set forth on Exhibit “H” annexed hereto.
     12. UTILITIES AND SERVICES.
          (a) Mondays through Fridays from 8:00 A.M. to 6:00 P.M. and Saturdays from 8:00 A.M. to 1:00 P.M. (except the days observed by the Federal or State governments as legal holidays), Landlord shall furnish and distribute to the Premises air conditioning and heat with a system designed in accordance with Exhibit “F” hereto. If Tenant shall require air conditioning or heat at any other time (“after-hours”), Landlord shall furnish after-hours air conditioning and heat upon reasonable advance notice from Tenant, and Tenant shall pay Landlord’s costs (direct and related) therefor on Landlord’s demand. The current charge for after hours heat is $40.00 per hour and for after hours air conditioning is $75.00 per hour, which charges are subject to revision.

          (b) Landlord shall supply reasonably adequate quantities of water to the Premises for ordinary lavatory and drinking purposes.
          (c) Landlord shall cause the Premises to be cleaned in accordance with Exhibit “G” hereto; provided that to the extent any area is used for the preparation, dispensing or consumption of food or for a computer room, data processing or similar equipment and requires additional cleaning, Tenant shall pay to Landlord the premium charged for same by Landlord’s cleaning contractor.
          (d) In no event shall Landlord be required to provide any security services to the Premises. Tenant shall supply such security services to the Premises as Tenant requires and at Tenant’s sole cost and expense, subject to Landlord’s prior approval of plans, provided that Landlord’s consent shall not be required to the extent the work is nonstructural, as defined in Article 9(b) hereof. As of the Commencement Date, Landlord shall provide twenty-five (25) card keys to Tenant for its employees at Landlord’s sole cost and expense. In the event Tenant requires additional or replacement card keys during the Term, same shall be provided by Landlord to Tenant at Tenant’s expense.
          (e) Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption, Tenant acknowledging that any or more such services may be suspended by reason of accident or of repairs, alterations or improvements necessary to be made, or by strikes or lockouts, or by operation of law, or causes beyond the reasonable control of Landlord. Any such interruption or discontinuance of service shall not be deemed an eviction or disturbance of Tenants use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for damages by abatement of Rent or otherwise, or relieve Tenant from performance of Tenant’s obligations under this Lease.
     13. LIABILITY INSURANCE.
          (a) Tenant shall obtain and keep in full force and effect (i) an “all risk” insurance policy for all improvements made by Tenant to the Premises (including, without limitation, Tenant’s Alterations), to the extent that such improvements are above “Premises standard” (examples of which are set forth in Article 9(a) hereof) and Tenant’s property at the Premises, and (ii) a policy of commercial general liability and property damage insurance on an occurrence basis, with a broad form contractual liability endorsement. Such policies shall provide that Tenant is named as the insured. Landlord, Landlord’s managing agent, and any ground lessors and any mortgagees (whose names shall have been furnished to Tenant) shall be named as additional insured, as their respective interests may appear with respect to the insurance required to be carried pursuant to clause (i) above, and to the extent of the named insured’s negligence with respect to the insurance required to be carried pursuant to clause (ii) above. Such policy with respect to clause (ii) above shall include a provision under which the insurer agrees to indemnify and hold Landlord, Landlord’s managing agent, Landlord’s agent and such lessors and mortgagees harmless from and against, subject to the limits of liability set forth in this Article 13(a), all cost, expense and liability arising out of or based upon, any and all claims, accidents, injuries and damages mentioned in Article 38(c) hereof. In addition, the policy required to be carried pursuant to clause (ii) above shall contain a provision that (a) no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any covered loss sustained, and (b) the policy shall provide that Landlord shall receive at least thirty (30) days’ written notice of any-cancellation thereof. The policy required pursuant to this Article 13 shall be for a combined single limit with respect to each occurrence in an amount of $3,000,000 for injury (or death) to personal and damage to property, which amount may be increased (not more frequently than one (1) time in every three (3) years) to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by prudent landlords of first class demised premises in New Haven County of tenants having substantially similar office or ancillary uses to those of Tenant. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers licensed to do business in the State of Connecticut, and rated in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a general policy holder rating of “A” and a financial rating of at least “XIII”. No failure on Tenant’s part to maintain any of the insurance required pursuant to this Article 13 shall vitiate Tenant’s liability to indemnify Landlord and all other parties named herein as additional insureds from and against all claims, damages, loss, liability and expense which would otherwise have been covered by such insurance coverage.
          (b) On or prior to the Commencement Date, Tenant shall deliver to Landlord the appropriate certificates or insurance, (including evidence of waiver of subrogation required pursuant to Article 13(d) hereof required to be carried by Tenant pursuant to this Article 13. Evidence of each renewal or replacement of a policy shall be delivered by Tenant at least twenty (20) days prior to the expiration of such policy.
          (c) Tenant agrees that Landlord shall not be obligated to carry insurance on, and shall not be responsible for damage to any improvements made to the Premises (including without limitation, Alterations or Tenant’s personnel property at the Premises), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.
          (d) The parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, and each party on behalf of itself and all persons claiming under or through such party by subrogation or otherwise hereby releases the other party and agrees that it will not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance, provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery. If the payment of an additional premium is required for the inclusion of such waiver of subrogation provision, each party shall advise the other of the amount of any such additional premiums and the other party at its own election may, but shall not be obligated to, pay the same.

If such other party shall not elect to pay such additional premium, the first party shall not be required to obtain such waiver of subrogation provision. If either party shall be unable to obtain the inclusion of such clause even with the payment of an additional premium, then such party shall attempt to name the other party as an additional insured (but not a loss payee) under the policy.
          (e) Landlord represents to Tenant that during the Term, Landlord shall maintain comprehensive property, casualty and liability insurance coverage for Corporate Campus 1 in amounts as required by its current mortgagee. Landlord further represents that said coverage will be in amounts no less than the coverage to be maintained pursuant to this Article 13.
     14. SUBORDINATION.
          (a) This Lease is and shall be subject and subordinate to (i) any and all mortgages now or hereafter affecting the fee title of the Property, and to any and all present and future extensions, modifications, renewals, replacements and amendments thereof; and (ii) any and all ground or underlying leases now or hereafter affecting the Property or any part thereof and to any and all extensions, modifications, renewals, replacements and amendments thereof. Such subordination shall be automatic provided that Tenant shall execute and deliver to any present or future mortgagee such documentation as shall be required by such mortgagee to confirm such subordination. Landlord shall request and use its reasonable good faith efforts to obtain for Tenant a non-disturbance agreement from any present or future or ground lessor provided that Landlord shall have no liability to Tenant in the event Landlord is unable to obtain such agreement. Tenant will execute and deliver promptly to Landlord any certificate or instrument which Landlord, from time to time, may request for confirmation of the provisions of this Article 14.
          (b) If at any time prior to the expiration of the Term, any superior lease shall terminate or be terminated for any reason or any mortgagee comes into possession of the Property or the estate created by any superior lease by receiver or otherwise, Tenant agrees, at the election and upon demand of any owner of the Property, or of the lessor, or of any mortgaged in possession of the Property, to attorn, from time to time, to any such owner, lessor or mortgagee or any person acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the mortgage or the granting of a deed in lieu of foreclosure, upon the then executory terms and conditions of this Lease, subject to the provisions of Article 14(a) hereof, and this Article 14(b) for the remainder of the Term, provided that such owner, lessor or mortgagee, or receiver caused to be appointed by any of the foregoing, as the case may be, shall then be entitled to possession of the Premises and provided further that such owner, lessor or mortgagee, as the case may be, or anyone claiming by, through or under such owner, lessor or mortgagee, as the case may be, including a purchaser at a foreclosure sale, shall not be:
(i)	liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), or

(ii)	subject to any defense or offsets which Tenant may have against any prior landlord (including, without limitation, the then defaulting landlord), or

(iii)	bound by any payment of Rent which Tenant may have made to any prior landlord (including, without limitation, the then defaulting landlord) more than one (l) month in advance of the date upon which such payment was due, or

(iv)	bound by any amendment or modification of this Lease made after the date when such mortgagee acquired its interest as mortgagee and Tenant received notice of such mortgage, or such lessor acquired its interest as lessor, as the case may be, without its consent.
     15. CASUALTY.
          (a) If the Premises shall be partially damaged by fire or other casualty so that the damage can reasonably be repaired by Landlord within 180 days from the date of the damage (90 days for any casualty during the last year of the Term), then the damage shall be diligently repaired by and at the expense of Landlord, and the Rent until such repairs shall be made shall be apportioned according to the part of the Premises which is tenantable.
          (b) If the Premises is rendered wholly untenantable by fire or other casualty or is partially damaged so that the damage cannot reasonably be repaired by Landlord within 270 days of the date of the damage (as determined by an independent architect or contractor selected by Landlord), then in any of such events Landlord or Tenant may, within 30 days after such casualty (or in Tenant’s case not sooner than 15 days after receipt of the estimated restoration time from Landlord), give the other party a notice in writing of intention to terminate this Lease, and thereupon the Term shall expire, effective the date of the casualty, and Tenant shall vacate the Premises and surrender the same to Landlord within 30 days after the date of the termination notice, provided that for any casualty during the last year of the Term, the restoration period shall be 90 days, rather than 270 days. If neither party elects to terminate this Lease, the provisions of Article 15(a) shall govern.
          (c) Landlord shall not be liable for any damage to, or be required (under any provision of this Lease or otherwise) to repair, restore or replace, any property in the Premises, nor be liable to Tenant for damage arising from rain or snow or from the bursting, overflowing or leakage of water, steam or gas pipes or defect in the plumbing, HVAC, mechanical or electrical systems of the Premises unless resulting from the gross negligence of Landlord, Tenant not being contributorily negligent.
     16. EMINENT DOMAIN.
          (a) If the whole of the Premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, or if any substantial part thereof is so acquired or condemned as to render the Premises untenantable, or so that Landlord elects not to restore the Premises then and in that event, the Term shall cease and terminate from the date of taking, Tenant shall have no claim against Landlord or the condemning authority for the value of the unexpired Term, nor a claim to any part of an award in such proceeding, and rent shall be adjusted and paid to the date of such termination. Tenant shall, however, have the right to claim compensation for Tenant’s moving expenses and damage to Tenant’s property in the Premises provided that such claim does not reduce Landlord’s award.
          (b) In the event of any other condemnation of a part of the Premises or the Premises, this Lease shall remain in effect, but the Rent shall be prorated based on that portion of the Premises which remains tenantable; provided however, that if 10% or more of the Premises, shall be taken and, in the reasonable opinion of Tenant, the remainder of the Premises cannot be used for the operation of Tenant’s business in ordinary course, then Tenant may terminate this Lease by notice to Landlord within 30 days after, notice of the taking by Landlord to Tenant, under the conditions described in Article 16(a) above.
     17. ASSIGNMENT AND SUBLETTING.
          (a) Tenant and its subtenants shall not assign, mortgage or encumber this Lease, nor sublease all or any part of the Premises or suffer or permit the Premises or any part thereof to be used by others, without the prior written consent of Landlord in each instance, which consent shall not unreasonably be withheld or delayed. If this Lease be assigned, or if the Premises or any part thereof be sublet to or occupied by anybody other than Tenant, Landlord may, at Landlord’s option, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupants, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or subletting shall not be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.
          (b) If Tenant wishes to assign or sublease the Premises or any part thereof, Tenant must first offer to return the Premises to Landlord (which offer shall be made in writing). If Landlord elects to take back the Premises it shall so notify Tenant in writing, within thirty (30) days after receipt of Tenant’s offer, specifying the date on which this Lease shall terminate. If Landlord does not accept Tenant’s offer, Tenant may sublease that portion of the Premises offered to Landlord or assign this Lease, subject to Landlord’s prior written consent described in (a) above, it being understood and agreed that such consent shall still be required notwithstanding Landlord’s election not to take back such space.
          (c) Anything in Article 17(a) to the contrary notwithstanding, the prior written consent of Landlord shall not be required with respect to an assignment of this Lease or a sublease of part or all of the Premises to an entity controlled by, controlling or under common control with Tenant, or to any entity which succeeds Tenant by merger or consolidation or by acquisition of all or substantially all of Tenant’s stock or assets, provided that the successor entity has a net worth, computed in accordance with GAAP, that is not less than the net worth of

Tenant prior to such transaction. For this purpose “control” shall mean the possession of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of a sufficient percentage of voting securities, by contract or otherwise. In connection with any such assignment or sublease, Tenant shall give notice to Landlord at least ten (10) days prior to the transaction and shall deliver a copy of the documentation to Landlord within ten days after the execution of the assignment or sublease.
          (d) Tenant shall pay to Landlord as Additional Rent, within ten days after receipt of payments from a subtenant or assignee, 50% of any “profit” on a subletting or assignment, i.e., the excess of consideration of any type received by Tenant from the subtenant or assignee (less the reasonable advertising, legal, brokerage and fit-up expenses incurred by Tenant in connection with such assignment or subletting), over a pro rata portion of the Rent payable by Tenant hereunder.
          (e) Landlord shall be obligated to consent to any proposed assignment or sublease only if:
(i)	the proposed assignee or subtenant, in Landlord’s reasonable judgment has a business reputation and credit record and is engaged in a business as are comparable to or compatible with the standards of the existing tenants in the Park;

(ii)	the proposed use of the affected portion of the Premises is permitted under the terms of this lease;

(iii)	the proposed subletting will not result in more than two unaffiliated occupants (not including Tenant) of any floor of the Premises.
          (f) In no event shall Landlord be obligated to consent to any proposed assignment or sublease to any of the following entities or to an entity that intends to occupy the Premises (or portion thereof) for any of the following purposes (as applicable):
(i)	the operation of a bank, trust company, safe deposit business, savings and loan association or loan company;

(ii)	employment or recruitment agency;

(iii)	school, college, university or educational institution, whether or not non-profit;

(iv)	a government, governmental or quasi-governmental organization, or any agency or subdivision thereof; or

(v)	a tenant or subtenant of a tenant of Landlord or an occupant of the or any other Premises in the Park, or any party or entity with whom

Landlord or its agents or representatives has engaged in active negotiations for a lease in the Park during the 90-day period immediately preceding the date of Tenant’s request for consent.
          (g) Tenant shall reimburse Landlord on demand for any out of pocket costs that Landlord may incur in connection with a proposed assignment or sublease by Tenant, its assignees or subtenants, including the reasonable costs of investigating the acceptability of the proposed assignee or subtenant, charges paid to any mortgagee or ground lessor. Tenant shall pay Landlord’s reasonable attorneys’ fees in the amount of $1,000.00 for preparation or review of documentation evidencing Landlord’s consent to an assignment or sublease.
          (h) No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this lease. Every assignee, including one described in paragraph (b) above, shall in the assignment instrument, assume all of the obligations of Tenant hereunder from and after the effective date of the assignment.
     18. RIGHT OF CURE.
          (a) If Tenant shall default in the observance or performance of any term or covenant of this Lease, Landlord may, after ten (10) business days written notice to Tenant to cure the default and failure of Tenant to cure the same within such period, or at any time thereafter without notice in event of emergency, perform the same for the account of Tenant. If Landlord makes any expenditures or incurs any obligations in connection with a default by Tenant, including, but not limited to, reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceeding against Tenant, such sums paid or obligations incurred, with interest (as provided below) and costs, shall be paid by Tenant to Landlord as Additional Rent hereunder.
          (b) Any Rent not paid by Tenant within ten (10) days after the due date thereof, shall thereafter be payable with interest at the rate of 3% per annum in excess of the prime or base rate of Fleet Bank, N.A. (or its successor) in effect as of the due date, from the due date to the date of payment.
          (c) Cure by Landlord pursuant to this Article 18 shall not vitiate or constitute waiver by Landlord of the Tenant’s default.
     19. QUIET ENJOYMENT AND HOLDOVER.
          (a) Upon Tenant paying the Rent and observing and performing all the terms, covenants and conditions on Tenant’s part to be observed and performed hereunder, Tenant may peaceably and quietly enjoy the Premises, free from any interference, molestation or acts of Landlord or of anyone claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease and to any ground lease, underlying leases and mortgages as hereinbefore provided.

          (b) If Tenant retains possession of the Premises or any part thereof after the Expiration Date or earlier termination date without the written consent of Landlord, Tenant’s occupancy (the “Holdover Occupancy”) shall be under all of the terms and conditions of this Lease, except that (i) the tenancy shall be at will; (ii) the Base Rent for the Holdover Occupancy shall be 200% of that specified herein for the month preceding the termination; and (iii) Tenant shall indemnify and hold Landlord harmless for all damages sustained and liabilities incurred by Landlord, including consequential damages, as a result of Tenant’s continued occupancy beyond sixty (60) days after Landlord’s notice to Tenant under this Article 19(b) it being understood that the foregoing shall not be deemed license or permission by Landlord for Tenant to holdover.
     20. DEFAULT.
          (a) If (i) Tenant defaults in the payment when due of any installment of Rent for more than ten (10) days after written notice that the same is due; (ii) the Premises become abandoned, provided that failure to occupy, if Tenant initially occupied the Premises, and is thereafter performing all of its other obligations under this Lease, shall not be a default under this Lease; or (iii) Tenant defaults in fulfilling any other covenant of this Lease and Tenant fails to remedy such default within twenty (20) days after written notice by Landlord to Tenant specifying the nature of such default (or if the said default cannot be completely cured or remedied within said twenty (20) day period and Tenant shall not have diligently commenced curing such default within such twenty (20) day period and shall not thereafter in good faith diligently proceed to remedy or cure such default), then Landlord may, by notice to Tenant, cancel this Lease, and this Lease and the Term hereunder shall end and expire as fully and completely as if the date of cancellation were the day herein definitely fixed for the end and expiration of this Lease and the Term hereof. Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.
          (b) If (i) the notice provided for in paragraph (a) above shall have been given and the Term shall expire as aforesaid, or (ii) any execution shall be issued against Tenant or any of Tenant’s property, whereupon the Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Tenant, then and in any of such events; Landlord may, without notice, re-enter the Premises, and dispossess Tenant and the legal representative of Tenant or other occupant of the Premises, by summary proceedings or otherwise, and remove their effects and hold the Premises as if this Lease had not been made. Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end, but Tenant shall remain liable as hereinafter provided.
     21. REMEDIES OF LANDLORD. In case of any such default, re-entry, expiration and/or dispossession by summary proceedings or otherwise, (a) the Rent shall become due thereupon and be paid up to the time of such re-entry, dispossession and/or expiration, together with such reasonable expenses as Landlord may incur for counsel fees, brokerage and/or putting the Premises in good order, or for preparing the same for re-rental; (b) Landlord may re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Term, and may grant concessions of free rent; and/or (c) Tenant or the legal representatives of Tenant shall also pay Landlord any deficiency between (i) the Rent hereby reserved and/or covenanted to be paid, and (ii) the net amount, if any, of the rents collected on account of the lease or leases of the Premises for each month of the period which would otherwise have constituted the balance of the Term. There shall be added to such deficiency such expenses as Landlord may incur in connection with re-letting the Premises, including without limitation, counsel fees, brokerage commissions and expenses incurred in maintaining the Premises in good order and in connection with renovating and preparing the same for re-letting. Any such Rent deficiency shall be paid in monthly installments by Tenant on the rent day specified in this Lease, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month or months by a similar proceeding. In addition, Landlord shall have the alternative of commencing suit against Tenant at any time for an amount equal to the Rent reserved for the balance of the Term less the fair and reasonable rental value of the Premises for the same period. For this purpose it shall be presumed that the Additional Rent payable under this Lease shall increase by 5% per annum from the Additional Rent payable in the Lease Year preceding the default. Landlord, at its option, may make such alterations, repairs, replacements and/or decorations in the Premises, as Landlord considers advisable for the purpose of re-letting the Premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. The failure of Landlord to re- let the Premises or any part thereof shall not release or affect Tenant’s liability for continued Rent or damages hereunder, nor shall Landlord in any event be liable in any way whatsoever for failure to re-let the Premises. In the event of a breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity, as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity.
     22. RIGHT TO EXHIBIT PREMISES AND ACCESS TO PREMISES.
          (a) Landlord reserves the right to enter the Premises and the Premises and exhibit same at any reasonable time upon at least twenty-four (24) hour prior notice, which notice can be, verbal, (i) to prospective mortgagees, purchasers and ground lessees and (ii) to prospective tenants at any time within one year prior to the expiration of the Term.
          (b) Landlord reserves the right to have its employees and agents enter the Premises at any reasonable time on reasonable notice, which can be verbal, (and at any time in case of emergency) in order to gain access to any utility area, which utility area contains equipment and systems for the Premises, and in order to effect necessary repairs and replacements. Such agents may bring necessary tools and equipment with them and may store same within the Premises.
          (c) Landlord shall have the right to enter the Premises, without notice, in the event of an emergency, and Tenant shall provide Landlord with access through Tenant’s security system for such purpose.
     23. BROKERAGE. Tenant warrants and represents it has not had or dealt with any realtor, broker or agent in connection with the negotiations of this Lease, except for the Broker. Landlord shall pay the commission that is due to the Broker, pursuant to a separate agreement.

Tenant shall pay and to hold Landlord harmless from any cost, expenses or liability (including costs of suit and attorneys’ fees) for any compensation, commission or charges claimed by any realtor, broker or agent with respect to this Lease and the negotiation thereof, other than a claim of the Broker or a claim based upon any written agreement between such person and Landlord.
     24. FORCE MAJEURE. Landlord and Tenant, respectively, shall not be in default hereunder if such party is unable to fulfill or is delayed in fulfilling any of its obligations hereunder, including, without limitation, any, obligations to supply any service hereunder, or any obligation to make repairs or replacements hereunder, if such party is prevented from fulfilling or is delayed in fulfilling such obligations by reason of fire or other casualty, strikes or labor troubles, governmental preemption in connection with a national emergency, shortage of supplies or materials, or by reason of any rule, order or regulation of any governmental authority, or by reason of the condition of supply and demand affected by way or other emergency, or any other cause beyond its reasonable control. Such inability or delay by Landlord or Tenant in fulfilling any of their respective obligations hereunder shall not affect, impair or excuse the other party hereto from the performance of any of the terms, covenants, conditions, limitations, provisions or agreements hereunder on its part to be performed, nor result in any abatement of Rent. Tenant shall not, however, be excused hereunder from the prompt and full payment of Rent, or the performance of any obligation under this Lease that can be satisfied with the payment of money, for any cause specified in this Article 24. Also, nothing in this Article 24 shall in any way limit Landlord’s rights under Article 18 hereof.
     25. ELECTRICITY.
          (a) During the Term Tenant shall pay to Landlord as Additional Rental electric charges (the “Electrical Inclusion Amount”) on account of Tenant’s consumption of electrical energy in the Premises the sum of $14,546.00 per annum payable in equal monthly installments of $1,212.17. The Electric Inclusion Amount is based upon Landlord’s assumption that Tenant’s initial electrical installation will not result in a total connected electrical load for lighting, and equipment will not be in excess of six watts per rentable square foot of the Premises and that Tenant will, except for the purpose of office cleaning, use electrical energy only during normal weekday operating hours of the Building. Accordingly, if Tenant’s initial electrical installation exceeds such criteria, or if from time to time Tenant makes material use of electricity during hours other than normal weekday operating hours of the Building, or if from time to time Tenant after completion of its initial installation adds or changes any machinery, appliances or equipment which increases the aggregate electrical load in the Premises, the Electric Inclusion Amount and the Additional Rent shall from time to time be equitably adjusted to reflect the resulting increase in such use. In addition, Landlord shall have the right to conduct a periodic survey of Tenant’s actual electrical usage and increase the Electric Inclusion Amount if the survey indicates the Tenant’s usage of electricity exceeds the cost of $1.75 per rentable square feet of the Premises. Landlord shall furnish a statement of Landlord’s determination as to the amount of the adjustment, and the same shall become binding upon the parties unless, within thirty (30) days, Tenant notifies Landlord that it disputes the amount of such adjustment, in which event the parties shall in good faith make reasonable attempts to come to agreement, and, if Landlord and Tenant cannot agree thereon, the amount of such adjustment shall be determined, based on standard practices, by an independent electrical consultant selected by Landlord. Tenant shall permit said consultant to have access to the Premises and Tenant’s electrical facilities for the foregoing purpose at all reasonable times. The fee of such consultant shall be paid by Tenant unless such consultant finds that Tenant’s use does not justify an increase in Additional Rent, in which case the fee shall be paid by Landlord. When the amount of such adjustment is so determined, Landlord and Tenant shall execute a supplementary agreement to reflect such adjustment, which shall be effective from the date of the increase of such usage as determined by such electrical consultant and shall be made retroactively if necessary. Any adjustment shall be effective even if such supplementary agreement (in form reasonably approved by Tenant) is not executed and delivered. Pending the determination of the adjustment, Tenant shall pay to Landlord the amount of such adjustment as specified in Landlord’s statement. Thereafter, if it is determined that Tenant has overpaid, Tenant shall receive a credit against Additional Rent in the amount of the overpayment, said credit to be applied against the next accruing installment(s) of Additional Rent.
          (b) Landlord reserves the right to discontinue furnishing electric energy to the Premises at any time upon not less than ninety (90) days notice to Tenant in which event Tenant shall arrange to obtain electric service directly from the utility providing electric service to the Building. If Landlord exercises such right of termination, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that, from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electric energy to Tenant, and the Additional Rent payable under this Lease shall be reduced by the Electric Inclusion Amount then in effect. If Landlord voluntarily discontinues furnishing electric energy to Tenant, Landlord shall, prior to the effective date of such discontinuance, at Landlord’s expense, make such changes in panel boards, feeders, risers, wiring and other conductors and equipment to the extent required to permit Tenant to obtain electric energy directly from the public utility company. If, on the other hand, Landlord is required by any legal requirements to discontinue furnishing electric energy to Tenant, Landlord shall make such changes in panel boards, feeders, risers, wiring and other conductors and equipment in order to permit Tenant to obtain electric energy directly from the public utility company.
          (c) If any tax is imposed upon Landlord with respect to electrical energy furnished as a service to Tenant by any government authority, Tenant agrees that, where permitted by law or applicable regulations, Tenant’s pro rata share of such taxes shall be reimbursed by Tenant to Landlord upon demand.
          (d) Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant’s use of electric current in the Premises shall not at any time exceed the capacity of any of the electrical conductors and facilities in or otherwise serving the Premises. In order to insure that such capacity is not exceeded and to avert any possible adverse effect upon the building’s electric service, Tenant shall not, without Landlord’s prior written consent in each instance, connect any fixtures, appliances or equipment (other than a reasonable number of table or floor lamps, typewriters, word processors, small computers, photocopy machines and similar small office machines using comparable electric current) to the Building’s electric distribution system nor make any alteration or addition to the electric system of the Premises. Should Landlord grant such consent, all additional risers or other equipment required therefor shall be provided by Landlord upon notice to Tenant, and all costs and expenses in connection therewith, including, without limitation, those for filing and supervision, shall be paid by Tenant. As a condition to granting such consent, Landlord may require Tenant to agree to an increase in the Additional Rent by an amount which will reflect the value to Tenant of the additional service to be furnished by Landlord, to wit: the potential additional electrical current to be made available to Tenant based upon the estimated initial total capacity of such additional risers or other equipment. If Landlord and Tenant cannot agree on the amount of such Additional Rent increase, the same shall be determined by a reputable electrical consultant, to be selected by Landlord and paid by Tenant. The parties shall then execute an agreement prepared by Landlord amending this Lease and setting forth the new Additional Rent resulting from such increase and confirming the effective date thereof, but such increase shall be effective from such date even if such agreement is not executed.
     26. LEASE STATUS AND NOTICE.
          (a) Upon twenty (20) days written request of Landlord from time to time, Tenant will execute and deliver to Landlord an instrument prepared by Landlord and reasonably satisfactory to Tenant and Tenant’s counsel stating, if the same be true, that this Lease is a true and exact copy of the Lease between the parties hereto, that there are no amendments hereof (or stating what amendments there may be), that the same is then in full force and effect and that, to the best of Tenant’s knowledge, there are then no offsets, defenses or counterclaims with respect to the payment of rent reserved hereunder or in the performance of the other terms, covenants and conditions hereof on the part of the Tenant to be performed, and that as of such date no default has been declared hereunder by either party hereto and that Tenant at the time has no knowledge of any facts of circumstances which it might reasonably believe would give rise to a default by either party. In the event that Tenant fails to deliver to Landlord the aforesaid certificate within the time period described hereinabove, then Tenant herein unconditionally agrees that it shall be liable on demand to pay Landlord the sum of $500.00 for each day that Tenant is late in delivering the aforesaid certificate to Landlord, such sum to be as and for Landlord’s full and complete liquidated and agreed monetary damages suffered by reason of Tenant’s failure to timely deliver an estoppel certificate to Landlord. In addition to the foregoing, Landlord reserves the right to exercise any further rights or remedies available to it under the Lease, at law or equity by reason of Tenant’s default hereunder.
          (b) Except for bills and notices sent in connection with the commencement of any legal proceeding, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease (collectively the “Notice”) shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand or overnight mail via a nationally recognized courier (against a signed receipt), or if sent by U.S. registered or certified mail (return receipt requested) addressed:
(i)	if to Tenant, at the Premises, with a copies to Replidyne, Inc., 1450 Infinite Drive, Louisville, Colorado 80027, Attention: Jill Clark, and Holland & Hart, LLP, One Boulder Plaza, 1800 Broadway, Suite 300, Boulder, Colorado 80302, Attention: J. Marcus Painter, Esq.

(ii)	if to Landlord, at Landlord’s address set forth at the beginning of this Lease, with a copy to Platte, Klarsfeld, Levine & Lachtman, LLP, 10 East 40th Street, 46th Floor, New York, New York 10016, Attention: David R. Lachtman, Esq.
or to such other address(es) as Landlord, Tenant or any mortgagee or lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 26(b). Any Notice shall be deemed to have been rendered or given on the date when it shall have been delivered (if by hand or by overnight courier) or on the third (3rd) business day following the date when it shall have been mailed as provided in this Article 26(b).
     27. SURRENDER OF PREMISES. At the expiration of the Term, Tenant will peacefully yield up to Landlord the Premises, broom clean, in as good order and repair as when delivered to Tenant, damage by fire, casualty and ordinary wear and tear excepted. Any property left by Tenant in the Premises shall be deemed abandoned by Tenant. Tenant further agrees to remove all Alterations, if applicable, to the Premises as required by Article 9 above and Tenant shall have the right to remove improvements undertaken and paid for by Tenant, HVAC equipment purchased and installed by Tenant and the raised floor for the computer room provided same can be accomplished without damage to the Premises and Tenant restores the Premises as specified hereinabove.
     28. APPURTENANCES. Landlord reserves the right to make changes and alterations to the Premises, fixtures and equipment thereof, in the street entrances, doors, halls, corridors, lobbies, passages, elevators, escalators, stairways, toilets and other parts thereof which Landlord may deem necessary or desirable. Neither this Lease nor any use by the Tenant of the Premises or any passage, door, tunnel, concourse, plaza or any other area connecting the garages or other demised premises with the Premises, shall give Tenant any right or easement of such use and the use thereof may, without notice to Tenant, be regulated or discontinued at any time and from time to time by Landlord without liability of any kind to Tenant and without affecting the obligations of Tenant under this Lease.
     29. RULES AND REGULATIONS. Tenant covenants that Tenant, Tenant’s employees, agents and licensees shall faithfully observe and strictly comply with the rules and regulations annexed hereto and such reasonable changes therein (whether by modification, elimination or addition) as Landlord may hereafter adopt, (at any time and from time to time) as being, in the judgment of the Landlord necessary or desirable for (a) the reputation, safety, care or appearance of the Property or the preservation of good order therein, or (b) the operation or maintenance of the Premises or the equipment thereof, provided, however, that in the case of any conflict between the provisions of this Lease and any such changes the provisions of this Lease shall control. Landlord shall notify Tenant of the adoption of any changes and they shall be deemed to be reasonable within the meaning of the foregoing sentence unless Tenant shall assert to the contrary by notifying Landlord within ten (10) days after such notice to Tenant.
     30. PREJUDGMENT REMEDY, REDEMPTION, COUNTERCLAIM AND JURY TRIAL. Tenant, for itself and for all persons claiming through or under it, hereby acknowledges that this Lease constitutes a commercial transaction as such term is used and defined in Section 52-278e of the Connecticut General Statutes, as amended, and hereby expressly waives any and all rights which are or may be conferred upon Tenant by said Act to any notice or hearing prior to a prejudgment remedy, and by any present or future law to redeem the Premises, or to any new trial in any action or ejection under any provisions of law, after reentry thereupon, or upon any part thereof, by Landlord, or after any warrant to dispossess or judgment in ejection. If Landlord shall acquire possession of the Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a reentry within the meaning of that word as used in this Lease. In the event that Landlord commences any summary proceedings or action for nonpayment of rent or other charges provided for in this Lease, Tenant shall not interpose any non-compulsory counterclaim of any nature or description in any such proceeding or action. Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions.
     31. MORTGAGEE PROTECTION. Tenant agrees to give any mortgagees a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the address of such mortgagees. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default, (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued.
     32. FINANCING. Tenant shall not unreasonably withhold its consent to any modifications of the terms of this Lease that are requested by Landlord’s mortgagee, provided the same do not affect the economic terms of this Lease or materially interfere with any of Tenant’s rights or obligations under this Lease.
     33. SHORING. If any excavation or construction is made adjacent to, upon or within the Premises, or any part thereof, Tenant shall afford to any and all persons causing or authorized to cause such excavation or construction license to enter upon the Premises for the purpose of doing such work as such persons shall deem necessary to preserve the Premises or any portion thereof from injury or damage and to support the same by proper foundations, braces and supports, without any claim for damages or indemnity or abatement of rent, or of a constructive or actual eviction of Tenant.
     34. ENVIRONMENTAL REPRESENTATIONS.
          (a) Tenant shall, at Tenant’s expense, keep and maintain the Premises in compliance with all local, state and Federal environmental laws, ordinances and regulations, including without limitation Sections 22a-448 through 22a-457 of the Connecticut General Statutes, 42 U.S.C. Section 9601 et seq 42 U.S.C. Section 6901 et seq., 49 U.S.C. Section 1801 et seq., 15 U.S.C. Section 2601 et seq., of the United States Code, and the regulations promulgated thereunder, (all of the foregoing being referred to collectively as the

“Environmental Laws”). During the Term, Tenant shall permit no spills, discharges, or releases as defined in the Environmental Laws, in or about the Premises, the Building or Corporate Campus 1, of any hazardous, radioactive or polluting substances, including without limitation any oil or petroleum products or any chemical liquids or solids (all of the foregoing, being referred to collectively as “Hazardous Materials”), it being understood that materials and supplies used in connection with the operation of Corporate Campus 1, provided same are used and stored in commercially reasonable quantities in accordance with the Environmental Laws, shall not be deemed for purposes of this Article 34 to be Hazardous Materials. Failure of Tenant to promptly commence and diligently pursue remediation or clean up any such spill, discharge or release as required under the Environmental Laws, at Tenant’s sole cost and expense, shall be a default hereunder.
          (b) Landlord represents and warrants that, to the best of its knowledge after due inquiry, the Building and the Premises are free of Hazardous Materials as of the Commencement Date. Landlord shall also be responsible for compliance with all Environmental Laws after the date of this Lease, and shall indemnify and hold Tenant harmless against any and all claims with respect to any violation of this Article or the Environmental Laws, unless any violation is caused by Tenant, its agents, contractors or employees.
     35. SIGNAGE.
          (a) Tenant shall not affix, attach or install (i) on any exterior Building window of the Premises any sign, display or other visible marking and (ii) on any interior Building window of the Premises any sign, display or other visible marking without the prior written consent of Landlord.
          (b) Landlord shall, at Landlord’s expense, include Tenant’s name in the tenant directory in the Building lobby, and will provide standard signage adjacent to the entrance of the Premises.
     36. SECURITY DEPOSIT.
          (a) Tenant shall deposit with Landlord the Security Deposit as security for the faithful performance and observance by Tenant of the terms, conditions and provisions of this Lease, including without limitation the surrender of possession of the Premises to Landlord herein provided. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Rent and/or Additional Rent, Landlord may apply or retain the whole or any part of the Security Deposit so deposited to the extent required for the payment of any Rent and additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue or accrues before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the Security Deposit so deposited, Tenant, within three (3) days’ after notice from Landlord, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security

Deposit on hand at all times during the Term. The failure by Tenant to deposit such additional amount within the foregoing time period shall be deemed a material default pursuant to this Lease. If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Security Deposit shall be returned to Tenant after the Expiration Date and after delivery of the entire possession of the Premises to Landlord. In the event of a sale of the Property or the Building or leasing of the Building, Landlord shall have the right to transfer the Security Deposit to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look solely to the new Landlord for the return of the Security Deposit; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. The Security Deposit shall be placed in an interest-bearing account and all interest thereon (less the statutory administrative fee which shall be retained by Landlord) shall be remitted to Tenant annually, provided Tenant is not then in default in the performance of any of its monetary obligations under this Lease.
          (b) After the end of the first (1st) year anniversary of the Commencement Date of this Lease and each successive anniversary thereafter, provided that this Lease remains in full force and effect, and the original Tenant named herein remains in possession of the Premises and is not then in default under this Lease after the expiration of any applicable grace periods expressly stated in this Lease, Landlord acknowledges that upon Tenant’s written request thereto, it shall permit Tenant to reduce the sum of the Security Deposit by $16,208.40 each year during the Term. This shall be implemented by Landlord reimbursing Tenant said sum in the form of either a cash payment or credit against Base Rent, at Landlord’s sole option, within twenty (20) days following Tenant’s request hereinabove.
     37. FINANCIAL STATEMENTS. During the term of this Lease, Landlord shall have the right to request in writing, but no more than one (1) time per calendar year, copies of Tenant’s current financial statements prepared by a certified public accountant in accordance with generally accepted accounting principles. Landlord acknowledges that such financial statements are not available until one hundred twenty (120) days following the close of the calendar year and for purposes of this Article, the term “current financial statements” shall mean the most recent financial statements Tenant has prepared in accordance with its customary business practice. In the event Tenant fails to deliver its then current financial statements within twenty (20) days after Landlord’s written request, same shall constitute a default under this Lease.
     38. MISCELLANEOUS.
          (a) Landlord and Landlord’s agent have made no representations or promises with respect to the Premises, the Building or Corporate Campus I, including the uses permitted under applicable law, except for representations herein expressly set forth.

          (b) Unless found to be grossly negligent, neither Landlord, nor any employee, agent of contractor of Landlord, shall be liable to Tenant, its employees, agents or contractors, (i) for any damage to or loss of any property of Tenant or such other person, irrespective of the cause of such damage or loss; or (ii) for any personal injury to Tenant or such other person from any cause.
          (c) Except where Landlord is found to be negligent in connection therewith, Tenant shall defend, indemnify and hold harmless Landlord, its employees, agents, mortgagees, and contractors against and from all liabilities, including reasonable attorneys’ fees, which may be imposed upon or incurred by or asserted against Landlord or such other persons by reason of any of the following occurring during the Term or prior thereto when Tenant has been given access of the Premises; (i) any work or thing done in the Premises by or at the instance of Tenant, its employees or agents; (ii) any negligence or wrongful act or omission of Tenant, its employees or agents; (iii) any accident, injury, loss or damage to any person or property occurring in the Premises; and (iv) any failure on the part of Tenant to comply with the terms of this Lease.
          (d) Any provision of this Lease which requires Landlord not to unreasonably withhold its consent shall never be the basis for an award of damages or give rise to a right of setoff or termination to Tenant (unless Landlord is found to have acted in bad faith), but may be the basis for a declaratory judgment or specific injunction with respect to the matter in question.
          (e) Except for the gross negligence and intentional acts of Landlord, Tenant shall look solely to the estate and interest of Landlord, its successors and assigns, in Corporate Campus I for the collection of a judgment in the event of a default by Landlord hereunder, and no other property or assets of Landlord or any officer, director or partner of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of ‘Tenant’s remedies.
          (f) The failure of Landlord to insist in any one or more instances upon the strict performance of any one or more of the agreements, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained, shall not be construed as waiver or relinquishment for the future of the performance of such one or more obligations to this Lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission, whether of a similar nature of otherwise.
          (g) Tenant’s obligations under this Lease shall survive the Expiration Date or sooner termination of the Term, as same may be extended hereunder.
          (h) Corporate Campus I may be designated and known by any name(s) Landlord may choose, and such name or designation may be changed from time to time in Landlord’s sole discretion:
          (i) Tenant shall comply with all applicable federal, state and local environmental laws, rules and regulations and shall indemnify and hold Landlord, its

(mortgagees) and every party claiming under and through Landlord harmless from any liability (including reasonable attorneys’ fees) incurred by Landlord or such other entity as a result of Tenant’s violation of same.
          (j) Tenant and Tenant’s servants, employees, agents, visitors, invitees and licensees shall observe faithfully and comply strictly with such reasonable Rules and Regulations as Landlord or Landlord’s agents may, from time to time, adopt.
          (k) The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributes executors, administrators, successors and, except as otherwise provided in this Lease, their assigns. The word “Landlord” as used in this Lease means only the owner for the time being of Landlord’s interest in this Lease. In the event of any assignment of Landlord’s interest in this Lease, the assignor in each case shall no longer be liable for the performance or observance of any agreements or conditions on the part of the Landlord to be performed or observed.
          (l) Each covenant and agreement in this Lease shall be construed to be a separate and independent covenant and agreement, and the breach of any such covenant or agreement by Landlord shall not discharge or relieve Tenant from Tenant’s obligations to perform every covenant and agreement of this Lease to be performed by Tenant. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term shall not be affected thereby.
          (m) This Lease shall be governed in all respects by the laws of the State of Connecticut.
          (n) This Lease may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.
          (o) This Lease is offered for signature by Tenant and it is understood that this Lease shall not be binding upon Landlord unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.
     39. RENEWAL OPTION.
          (a) Provided Tenant is not in default hereunder beyond the giving of notice and expiration of applicable grace periods expressly provided for in this Lease and this Lease shall be in full force and effect, Tenant shall have the right to renew the term of the Lease for an additional five (5) year term (the “Renewal Option”) provided that Tenant shall have given written notice (the “Renewal Notice”) to Landlord in accordance with Article 26, which Renewal Notice shall have been received by Landlord not less than nine (9) months prior to the Expiration Date. Time shall be of the essence as to the giving of the Renewal Notice. If Tenant shall fail to exercise its Renewal Option by delivering the Renewal Notice, in strict conformance with the terms of this Article, this provision shall be deemed deleted from this Lease and of no further force and effect and Tenant shall have no option to renew or extend the term of this Lease.

          (b) If Tenant shall exercise the Renewal Option in accordance with the provisions of this Article, this Lease shall be renewed for such renewal term upon all the terms, covenants, and conditions contained in the Lease, except that (i) the Base Rent shall be the fair annual market rental value (the “Fair Market Value”) of the Premises on the last day of the Term of this Lease, determined as provided in accordance with subparagraphs (c) and (d) of this Article, but in no event less than the Base Rent in effect on the date preceding the first day of the first or second renewal term, as the case may be, and (ii) the Expiration Date shall be deemed extended accordingly. Tenant shall have no further right or option to renew this Lease or the term hereof.
          (c) If Tenant has fully complied with subparagraph (a) of this Article, Landlord shall furnish Tenant with its initial determination of the Fair Market Value, within forty-five (45) days of Landlord’s receipt of the Renewal Notice from Tenant.
          (d) If Tenant shall dispute the Fair Market Value proposed by Landlord, Tenant shall give notice of such dispute within thirty (30) days after receipt of Landlord’s proposal, and any such dispute, if not resolved between the parties within fifteen (15) days thereafter, shall be settled by arbitration in accordance with the rules and regulations then obtaining of the American Arbitration Association or its successor. The cost of such arbitration shall be borne equally by Landlord and Tenant, and, until finally determined, the Base Rent subsequent to the expiration of the term of this Lease, shall be equal to the greater of the Fair Market Value proposed by Landlord or the Base Rent in effect on the last day of the initial term of this Lease. The determination rendered in accordance with the provisions of this subparagraph (d) shall be final and binding in fixing the Fair Market Value. If, as a result of such determination, there shall have been an overpayment in the Base Rent, Landlord shall credit the amount thereof against subsequent payments of Base Rent. If, as a result of such determination, there shall have been a deficiency, Tenant shall pay the amount thereof to Landlord within ten (10) days after such determination.
     IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seal the year and day first above written.
     [The remainder of this page is left intentionally blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seal the year and day first above written.

LANDLORD

CROWN MILFORD LLC,

By:	Crown Milford Associates Limited Partnership,
its Managing Member

By:	Crown Milford Realty Corp.,
its General Partner

By:	/Davar Rad/

Name: Davar Rad
Title: President

TENANT

REPLIDYNE, INC.

By:	/Jill Clark/ Name: Jill Clark
Title: Sr. Director, Finance and Administration

EXHIBIT “A”
PREMISES FLOOR PLAN

EXHIBIT “B”
SITE PLAN

EXHIBIT “C”
LANDLORD’S CERTIFICATE
                    , 2005
Replidyne, Inc.
472 Wheelers Farm Road
Milford, Connecticut

Re:	Lease (“Lease”) dated , 2005 between Crown Milford LLC, as Landlord, and Replidyne, Inc., as Tenant, for a portion of the third (3rd) floor in the building known as 472 Wheelers Farm Road, Milford, Connecticut
Gentlemen:
     All capitalized terms used herein shall have the meanings set forth in the Lease. We are writing to acknowledge and confirm that the Commencement Date (as such term is defined in Article 3 of the Lease) under the Lease is                      , the Rent Commencement Date (as such term is defined in Article 5 of the Lease) is                      and the Expiration Date (as such term is defined in Article 3 of the Lease) is                      .
     Please sign where indicated on the bottom left-hand corner of this letter to indicate your assent to the foregoing and deliver a fully-executed duplicate original of this letter to the undersigned within five (5) days of the date hereof.

CROWN MILFORD LLC,
By: Crown Milford Associates
Limited Partnership, its Managing Member

By: Crown Milford Realty Corp.,
its General Partner

By:

Davar Rad, President

ACCEPTED AND AGREED TO:

Replidyne, Inc.

By:

EXHIBIT “D”
RENT SCHEDULE

Lease Year	Rate / r.s.f.	Annual Base Rent	Monthly Base Rent
1 – 2*	$19.50 / r.s.f.	$162,084.00	$13,507.00

3	$20.00 / r.s.f.	$166,240.00	$13,853.33

4 – 5	$20.50 / r.s.f.	$170,396.00	$14,199.67

*	Landlord and Tenant agree that, notwithstanding the Rent Schedule, during the first nine (9) months of the first Lease Year, Tenant shall be obligated to pay Monthly Base Rent to Landlord in accordance with this Lease in the reduced amount of $10,500.75 per month.

EXHIBIT “E”
OPERATING EXPENSES
     Operating Expenses shall mean all costs and expenses paid or incurred by Landlord or on Landlord’s behalf in respect of the repair, maintenance or operation of the Premises and of the Common Areas and the curbs, sidewalks, plazas and other appurtenances adjoining the same, including, without limitation, the costs and expenses which belong within any one or more of the following categories:
     1. salaries, wages, medical, surgical, insurance (including group life and disability), union and general welfare benefits and pension payments of employees engaged in the repair, operation or maintenance of the Premises, the Building and the Property up to and including the level of Property manager;
     2. payroll taxes, workers’ compensation, uniforms and related expenses for employees;
     3. the cost of painting and the cost of interior and exterior common area landscaping maintenance;
     4. premiums and other charges for rent, casualty, boiler, sprinkler, plate-glass, liability, fidelity and any other insurance Landlord maintains or is required to maintain by any mortgagee or ground lessor with regard to the Premises, the Building or the Property or the maintenance or operation thereof;
     5. the cost of all supplies (including, without limitation, cleaning supplies), hand tools and other materials used in the repair, maintenance or operation of the Premises, the Building or the Property, and sales and other taxes thereon;
     6. the depreciation for, or the rental cost or value (including all applicable sales taxes) of all movable equipment used in the repair, maintenance or operation of the Premises, the Building or the Property;
     7. the cost or value of, or the cost or value of the rental of, together with the cost of the installation of, any Building or Property security or other system used in connection with life or property protection (including the cost of, or the cost or value of the rental of, all machinery, electronic systems and other equipment comprising any part thereof) as well as the cost of the operation and repair of any such system, to the extent same are capital expenses in accordance with GAAP (defined below) being amortized, with interest at the prime or base rate, from time to time, of the Citibank, NA, New York, NY, or its corporate successor, on a straight line basis over such item’s useful fife (“Straight Line Useful Life”) as reasonably determined by Landlord, provided that it any system referred to under this Section is not required by law; then the costs thereof shall not be included in Operating Expenses unless the system has been approved by Tenant;
     8. the cost of all charges for window and other cleaning, janitorial and security services;

     9. charges of independent contractors performing services, or supplying labor or materials, for the Premises, the Building or the Property;
     10. whether or not capitalized under generally accepted accounting principles, the cost of repairs and the cost of replacements made in connection with repairs of cables, fans, pumps, boilers, cooling equipment, wiring and electrical fixtures and metering, control and distribution equipment, component parts of the HVAC, electrical, plumbing, elevator and any life or property protection systems (including, without limitation, sprinkler systems), window washing equipment and snow removal equipment, provided, however, that to the extent such costs are deemed capital expenses in accordance with generally accepted accounting principles (“GAAP”) then the cost thereof shall be amortized with interest at the prime or base rate, from time to time, of the Citibank, NA, New York, NY or its corporate successor, over such item’s Straight Line Useful Life, provided that Operating Expenses shall only include the Special Proportionate Share (as defined below) of the costs of repairs and replacements to the Common HVAC System (as defined below);
     11. whether or not capitalized under generally accepted accounting principles, costs for alterations and improvements to the Premises, the Building or the Property made by reason of the laws and requirements of any governmental authorities or the requirements of insurance bodies or Landlord’s insurer (consistent with the requirements of insurance bodies), provided, however, that to the extent such costs are deemed capital expenses under GAAP, such costs shall be amortized, with interest at the prime or base rate, from time to time, of the Citibank, NA, New York, NY or its corporate successor, over such items Straight Line Useful Life;
     12. (a) management fees paid to a third party, or (b) if Landlord shall employ a managing agent that is an affiliate of Landlord, only such portion of the management fees that shall not be in excess other than market rate for management fees of first class office Premises in New Haven County, or (iii) if no managing agent is employed by Landlord, a sum in lieu thereof which is not in excess of the then market rate for management fees of first class office property in New Haven County;
     13. whether or not capitalized under GAAP, the costs of improvements, equipment or machinery installed for the purpose of reducing energy consumption or reducing other Operating Expenses; provided, however, that to the extent such costs are deemed capital expenses under GAAP, such costs shall be amortized, with interest at the prime or base rate, from time to time, of the Citibank, NA, New York, NY, or its corporate successor, over such items Straight Life Useful Life;
     14. legal, accounting and other professional fees incurred in connection with the operation, maintenance or management of the Premises, the Building or the Property;
     15. water, and sewer charges for which Landlord is not reimbursed by Tenant pursuant to this Lease (other than pursuant to this Article);

     16. the cost of all charges for gas, oil, steam, heat ventilation, water and other utilities (including without limitation costs of electricity to the extent not paid for by Tenant pursuant to Section 12(c) of the Lease), including air conditioning, furnished to the Premises, together with any taxes or other impositions imposed with regard to such utilities. Tenant acknowledges that heat and air conditioning for the Premises are provided by a heating and cooling system that serves the Premises and the Building, portions of which are within the Premises and portions of which are within the Building and 478 Wheelers Farm Road, Building A (the “Common HVAC System”), and that the component of Operating Expenses attributable to heat and air conditioning shall consist of the total cost of heat and air conditioning for the Premises, the Building and Building A, minus the cost of overtime heat and air conditioning for the Premises, the Building and Building A, multiplied by 4.463% (the “Special Proportionate Share”), which represents the number of square feet in the Premises (8,312) divided by the total number of square feet in the Building and Building A (96,788 + 89,466 = 186,254);
     17. the cost, as amortized by Landlord (in accordance with generally accepted accounting principles), with interest at the prime or base rent, from time to time, of the Chase Manhattan Bank, New York, NY, or its corporate successor, of any capital expenses (excluding the construction of additional space or floors in the Building) incurred by Landlord in the prudent operation, maintenance and replacement of the Premises and the Property;
     18. the Special Proportionate Share of all costs otherwise includible in Operating Expenses;
     19. all other charges property allocable to the repair, operation or maintenance of the Premises, the Building and the Property in accordance with real estate accounting practices customarily used in New Haven County.
     Operating Expenses shall exclude Taxes. Operating Expenses shall also exclude general overhead costs of Landlord or its managing agent that are not incurred at the Building; payments under service contracts to affiliated entities, to the extent they exceed customary payments for unaffiliated entities; debt service payments (including principal payments and any other payments) under any mortgage on the Property or any other Landlord debt; leasing commissions and other expenses incurred in leasing or procuring tenants (including advertising expenses and legal and accounting expenses incurred in connection therewith); salaries or fringe benefits of personnel above the grade of Building manager, rent in any amounts based upon gross revenues, profits, financing proceeds or sales proceeds payable under any ground leases or any other underlying leases and any other amounts payable to the lessor thereunder, insurance or condemnation proceeds of third parties; depreciation or other non-cash costs; costs incurred in connection with a financing, refinancing or sale of the Building or the Property or any interest therein; legal fees and disbursements incurred in connection with the enforcement of tenant leases by or against Landlord; tax and insurance expenses, to the extent separately paid by or billed to Tenant; costs and expenses incurred for the sole benefit of another tenant or tenants; costs of major resurfacing (except for annual amounts thereof attributable to such period if such costs are amortized over its estimated useful life on a straight line basis); costs of initial construction, landscaping, and any and all other capital improvements, all as determined in accordance with generally accepted accounting principles consistently applied; any costs to correct original construction defects or for improving any tenant’s space; any costs exceeding those obtainable through competitive bidding; any costs, fines and similar fees arising out of Landlord’s violation, directly or indirectly, of any governmental rule or authority.
     Operating Expenses shall be net of rebates, credits and similar item of which Landlord receives the benefit.
     There shall also be excluded from Operating Expenses costs incurred in connection with the construction of the balance of the Park, including without limitation construction-related maintenance costs for the Campus Road.
     In determining the amount of Operating Expenses for the Base Year and for any subsequent year (i) if less than 100% of the Building shall have been occupied by tenants at any time during the year, Operating Expenses shall be increased to an amount equal to the like Operating Expense which would normally be expected to be incurred, had such occupancy been 100% during the entire period, or (ii) if Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to Tenant, because Tenant (by mutual agreement of the parties) has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed for the purposes of this Section to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. Similarly, Operating Expenses for the Campus Road and the sewage pump station and related equipment shall be increased in the Base Year and subsequent expense years for estimated 100% occupancy of Corporate Campus 1, based upon rentable square feet of aggregate office space. In effecting any such increase in Operating Expenses for 100% occupancy, Landlord shall adjust only the variable expenses, not the fixed expense components of Operating Expenses, and shall utilize a consistent formula or shall make equitable adjustments if Landlord changes the formula from time to time.

EXHIBIT “F”
HVAC PERFORMANCE CRITERIA
     (A) Provide heating from October through April, ventilating and air conditioning from May through September, combining perimeter hot water distribution and a variable air volume distribution system.
     (B) The HVAC system for the Premises shall provide approximately the following basic design conditions:
1.	In Winter, 68 degrees F minimum interior temperature with the control range of 2 degrees when outside conditions are 0 degrees F.

2.	In summer, 78 degrees maximum F.D.B. with control range of #2 degrees when outside conditions are 95 degrees F. dry bulb and 75 degrees F. wet bulb.
     (C) The above criteria are based on a standard electrical load, including lighting, not to exceed 4.5 watts per square foot for lighting and general receptacles in any one room or area, and occupancy of one person per 150 square feet of usable area.
     (D) Concentrated loads beyond stated and/or 24 hour operation will require the addition of secondary systems.
     (E) The aforesaid temperature performance criteria are an approximation and Landlord shall have no liability to Tenant in the event Landlord is unable to meet the aforesaid specifications.

EXHIBIT “G”
CLEANING SPECIFICATIONS
PREMISES
Nightly
Empty all waste receptacles and place for disposal (changing liners as necessary)
Clean and sanitize drinking fountains
General dusting of all office furnishings
Vacuum traffic areas of carpeting, spot check offices
Wash entrance door glass and remove fingerprints from frames
Dust mop all tile floors and damp mop as necessary
General dusting of all lobhy furnishings (excluding plants)
Hand remove spills and marks from carpeting, to the extent possible
Clean counter and sinks in cafeteria and coffee areas
Damp wipe table tops and chairs in cafeteria/lunch areas
Check and clean conference rooms as needed
Weekly
Dust all ledges within reach of average person
Wash table tops and damp wipe chairs in cafeteria/lunch areas
Damp wipe and sanitize telephones
Dust all picture frames, charts and vertical surfaces of office furniture
Vacuum and edge all carpeted areas completely
Remove fingerprints from doors and frames
Monthly
Spray buff composition tile floors
Clean and polish tops of wood furniture
Brush upholstered furniture
Quarterly
Clean all air diffusers and vacuum adjacent ceilings
High dust all file cabinets, shelves, etc.
Vacuum upholstered furniture
Machine buff all composition tile floors
Semi-Annually
Dust Venetian blinds
Strip and apply finish to composition tile floors
Wash windows inside and out

COMMON AREA CORRIDORS, LOBBIES. ELEVATORS
Nightly
Clean and sanitize drinking fountains
Vacuum all carpeted traffic lane areas
Wash entrance door glass and remove fingerprints from frames
Vacuum elevator carpeting and polish all brightwork and walls
Hand remove spills and marks from carpeting, to the extent possible
Police, pick up all litter and spot mop stairs in towers
Police areas adjacent to main and rear entrances, pick up litter, etc.
Damp wipe stair handrails in lobbies
Clean cigarette urns, replacing sand as necessary
General dusting of all lobby furnishings (excluding plants)
Weekly
Vacuum and edge all carpeted areas completely
Sweep and spot mop stairs and dust hand rails in towers
Brush upholstered furniture in main lobbies
Clean elevator tracks, plates and grooves
Monthly
Vacuum upholstered furniture in main lobbies
Wet mop stairs and damp wipe hand rails
Shampoo elevator carpets
LAVATORIES
Nightly
Empty all sanitary receptacles and trash containers and replace liners
Wash and sanitize all sinks, toilets, urinals and counters
Polish all mirrors, brightwork and enamel surfaces
Remove smudges and marks from partitions and walls
Sweep and mop clean floors with disinfectant cleaner
Refill toilet tissue, soap, towel and sanitary napkin dispensers (supplies to be provided by Landlord)
Quarterly
Wash and polish all ceramic and enameled surfaces in lavatories
Machine scrub lavatory floors

EXHIBIT “H”
RESERVED PARKING SPACES